Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as June 10, 2024 (the “Effective Date”), is entered into by and between the Federal Home Loan Bank of San Francisco (“the Bank”) and Alanna McCargo (“Executive”).

RECITALS

WHEREAS, the Bank desires to employ Executive as President and Chief Executive Officer and provide Executive with compensation and benefits in accordance with the terms of this Agreement;

WHEREAS, Executive desires to accept employment as President and Chief Executive Officer and provide the Bank with the benefit of Executive’s services in accordance with the terms of this Agreement;

TERMS OF AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein), the mutual covenants contained herein, and for other good and valuable consideration, including employment, continued employment, a relationship with the Bank, certain monies, benefits, bonuses, deferred compensation, incentive bonus plan, training and/or trade secrets and confidential information of the Bank to which Executive would not have access nor been supplied but for Executive’s relationship with the Bank in exchange for Executive’s agreeing to the terms of this Agreement; the receipt and sufficiency of which are hereby acknowledged, Executive and the Bank agree as follows:

1.    Employment.
a.    Position. The Bank hereby agrees to employ Executive and Executive hereby accepts employment as President and Chief Executive Officer.

b.    Duties. The duties and services required to be performed by Executive, including overall charge and responsibility for the business and affairs of the Bank, shall be consistent with such duties as are usual and customary for this position. Executive shall report directly to the Board of Directors (“Board”) and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. Executive agrees to devote Executive’s best efforts and substantially all of Executive’s working time, attention and energies to the business of the Bank and advancement of its interests and not to engage in any other employment, profitable activities, or other pursuits which would cause Executive to disclose or utilize the Bank’s Confidential Information, reflect adversely on the Bank, or violate its Conflict of Interest policy. The Executive shall also comply with Section 12 hereof.

c.    Principal Place of Employment. Executive’s employment shall be based at the Bank’s offices located in San Francisco, California.

d.    Term. The term of this Agreement shall commence as of the Effective Date and shall terminate as of June 30, 2027 (“Initial Term”) and shall be automatically extended by one (1) year effective upon the conclusion of the Initial Term, or such prior one (1) year extended term unless terminated pursuant to the terms of this Agreement (the Initial Term and such extended terms, the “Term”). The Term or any automatic extension thereof may be terminated by the Bank or Executive upon written notice of at least ninety (90) calendar days prior to the end of the Term or any automatic extension thereof (termination in this manner shall be referred to herein as “Non-Renewal”), provided that the Agreement is not otherwise terminated under the provisions of Section 5. Notwithstanding the foregoing, the employment relationship between Executive and the Bank is “at will” by nature. No other prior or subsequent oral representations, writings, or course of conduct by anybody at the Bank may alter the “at-will” nature of the employment relationship and nothing in this Agreement should be construed to create any relationship other than “at-will” employment as specified herein. The “at-will” nature of the employment relationship may be modified only when permitted by applicable law and by a writing signed by both Executive and the Board, specifically amending this Agreement with respect to the issue of the “at-will” employment relationship.

2.    Compensation and Benefits.

a.    Base Salary. The Bank shall pay Executive a base salary at an annual rate of $890,000 per year (“Base Salary”). The Base Salary is subject to annual review and market-based increases and shall be prorated based on a 365-calendar-day count. The Base Salary shall be subject to all applicable state and federal tax withholdings, payable consistent with the Bank’s standard payroll process. The Base Salary and any increases are subject to prior review and non-objection by the Federal Housing Finance Agency or any successor agency (“Finance Agency”).

b.    SERP Contribution Credit. Executive shall be eligible to participate in the Bank’s Supplemental Executive Retirement Plan (“SERP”), attached hereto as Exhibit A, based on the Effective Date. In accordance with the SERP, as amended to add Schedule D, Executive will receive Contribution Credit Service (as defined in the SERP) commencing with the 2024 Plan year as follows: 25% of Compensation (as defined in the SERP) for Contribution Credit Service less than 5 years; 35% of Compensation for Contribution Credit Service of 5 years or more. Notwithstanding any provision to the contrary in this Agreement or the SERP, in the event that Executive’s employment is terminated due to Non-Renewal, Death, Total Disability, or Without Cause or For Good Reason less than five (5) years after the Effective Date, Executive will receive a contribution to the SERP for the period of Executive’s employment through the date of the termination of employment based on Executive’s Contribution Credit Service and will become fully vested in all Contribution Credits in Executive’s account as of the termination of employment.

c.    Incentive Compensation. Executive shall be eligible to participate in the Bank’s Executive Incentive Plan (“EIP”), and any successor plans, which apply to the Bank’s president and chief executive officer, as approved from time to time by the Board and subject to review and non-objection by the Finance Agency. The EIP includes short- and long-term incentive components, and provides for incentive compensation awards (“EIP Awards”) tied to annual performance period (“Performance Period”) goals and achievement measures as established by the Board from year to year. The annual Performance Period goals and achievement measures and all EIP Awards, as determined by the Board, are subject to prior review and non-objection by the Finance Agency. All awards granted to Executive under the EIP, if any, shall be subject to and governed by the terms and provisions of the EIP in effect. The terms contained in this Agreement shall be treated as complying with Section 2.1 of the EIP regarding execution of a “Non-Solicitation Agreement.”

d.    Benefits. Subject to the terms of such plans, Executive will be eligible to participate in or receive benefits under the Bank’s relevant benefit plans, which currently include the Bank’s health benefit plans, Savings 401(k) Plan, Cash Balance Plan, Deferred Compensation Plan, and Benefit Equalization Plan, and any other retirement plan, incentive plan, salary deferral plan, medical and dental benefits plan, life insurance plan, short- and long-term disability plan, or any other health, welfare or fringe benefit plan, generally made available by the Bank to similarly situated employees.

e.    Relocation Assistance. Executive shall move Executive’s primary residence to the San Francisco Bay Area no later than six (6) months after the Effective Date. The Bank will reimburse Executive for reasonable costs incurred and paid by Executive for relocating Executive to the San Francisco Bay Area per the terms contained in Exhibit B, attached hereto.

f.    Vacation. Executive shall accrue paid vacation pursuant to the Bank’s vacation policy, subject to maximum accrual limits, and shall be scheduled and taken consistent with any applicable Bank policy. Executive shall coordinate the Executive’s vacation so that it will not provide any undue disruption.

g.    Expense Reimbursement. The Bank shall promptly reimburse Executive for the reasonable and necessary business expenses Executive incurs in the performance of Executive’s duties in accordance with the Bank’s expense reimbursement policy.

h.    Taxes and Withholdings. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

3.    Warranties and Representations. Executive represents and warrants that:

a.    Executive has been advised, and has been given ample opportunity, to have this Agreement reviewed on Executive’s behalf by independent legal counsel of Executive’s own choosing and to confer with such legal counsel.

b.    Executive freely and voluntarily enters into employment with the Bank;

c.    except as provided on Exhibit C, Executive is not subject to obligations or commitments of any kind that would prevent, restrict, hinder or interfere with the Executive’s acceptance of full-time employment or the performance of all duties and services contemplated under the Agreement to the fullest extent of the Executive’s ability;

d.    the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement (including any confidentiality agreement), restrictive covenant, instrument, court order, judgment or decree to which Executive is a party or by which Executive is bound;

e.    Executive has not used confidential or proprietary information of any past employer in connection with service provided pursuant to this Agreement; and

f.    the information on Executive’s resume, application and other documents provided by Executive to the Bank are complete and accurate in all material respects and will be updated by Executive as necessary.

4.    Covenants.

a.    Confidential Information. Executive acknowledges that during the course of Executive's employment with the Bank, Executive will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, security, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Bank's relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer, client and member lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; forecasts; specifications; computer programs; internal business discussions and deliberations; contracts benefiting or obligating the Bank; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; information about the Finance Agency, other Federal Home Banks, or the Office of Finance; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by the Bank at considerable effort and expense. Without limiting the foregoing, Executive acknowledges and agrees that Executive will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by the Bank which are not generally known to the public or within the community in which the Bank competes, and any and all such information shall be treated as Confidential Information. During the Term of this Agreement or at any time thereafter, unless otherwise specifically authorized in writing by the Bank, Executive hereby covenants and agrees: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by the Bank; (iii) to use such Confidential Information only within the scope of Executive's employment with the Bank for the benefit of the Bank; and (iv) to comply with the Bank’s policies regarding protective measures to preserve the secrecy and interest of the Bank in the Confidential Information. Executive agrees to immediately notify the Bank of any unauthorized disclosure or use of any Confidential Information of which Executive become aware. The confidentiality obligations herein shall not prohibit Executive from revealing evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, Executive shall promptly inform the Bank of any such situations and shall take reasonable steps at the Bank’s cost to prevent disclosure of Confidential Information until the Bank has been informed of such required disclosure and has had a reasonable opportunity to seek a protective order. For the avoidance of doubt, nothing in this Agreement is intended to or will be used in any way to limit Executive's rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Executive further agrees to sign such additional agreements designed to protect Confidential Information, to abide by confidentiality requirements in the Bank's Executive Handbook, and to comply with the Bank's Information Security Policy. Executive further agrees that Executive will not use confidential or proprietary information of any past employer in connection with service provided pursuant to this Agreement.

b.    Defend Trade Secrets Act. Executive further acknowledges and agrees that, through this Agreement, Bank has provided Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b)(2), provides an immunity for (1) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Nothing in this Agreement shall be construed to impose any obligation inconsistent with the Defend Trade Secrets Act. Additionally, nothing in the Agreement limits Executive’s right to receive money awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

c.    Non-Solicitation. Executive agrees that during Executive’s employment with the Bank and for a period of twelve (12) months thereafter, and regardless of the reason for Executive’s termination of employment with the Bank, and whether or not Executive receives any Severance Benefits under this Agreement, Executive will not, nor will Executive assist any third party to, directly or indirectly, on Executive’s own account or on behalf of or with any other person, as an employee, agent, consultant, partner, joint venture, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, personally or through others: (i) use Confidential Information to raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Bank, or any person who was an employee or independent contractor of the Bank during the twelve (12) months preceding the termination of Executive’s employment with the Bank to leave the employ of or terminate a relationship with the Bank; (ii) interfere with the performance by any such persons of their duties for the Bank; or (iii) communicate with any such persons for the purposes described this Section. Executive further agrees that Executive will not violate any non-solicitation agreement with a prior employer.

d.    Non-Competition. During Executive’s employment with the Bank, Executive hereby covenants that Executive will not, directly or indirectly, in any capacity, engage or participate in activities, accept other employment, or render advisory or consulting or other services that might or do create a conflict of interest with the Bank.

e.    Non-Disparagement. Executive agrees that Executive shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the Bank, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either their individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Executive shall not direct, arrange or encourage others to make any such derogatory or disparaging statements on Executive’s behalf. Nothing in this Section, however, shall prevent Executive from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, including truthful statements made in exercising Executive’s right under the National Labor Relations Act.

f.    Work Product.

i.    “Work Product” includes, but is not limited to, all original works of authorship, inventions, discoveries, designs, documents, papers, notes, notebooks, memoranda, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by Executive, either alone or with others, in whole or in part, on or off the Bank’s premises, (a) during Executive’s employment with the Bank, (b) with the use of the time, materials, or facilities of the Bank, (c) relating to any product, service, or activity of the Bank of which Executive has knowledge, or (d) suggested by or resulting from any work performed by Executive for the Bank. Work Product does not include inventions or other works developed by Executive entirely on Executive’s own time without using the Bank’s equipment, supplies, facilities, or trade secret information except for those inventions or works that either: (a) relate at the time of conception or reduction to practice of the invention to the Bank’s business, or actual or demonstrably anticipated research or development of the Bank; or (b) result from any work performed by Executive for the Bank. If Executive is or become a resident of any state during Executive’s employment that has enacted laws relating to ownership of works created without use of or reference to employer materials, facilities, and/or intellectual property and do not relate to the employer’s business, this Section shall be limited solely to the extent provided by the applicable laws of such states.

ii.    To the extent any rights in Works Product are not already owned by the Bank, Executive irrevocably assigns and transfers to the Bank all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in Work Product and agrees that the Bank will be the sole and exclusive owner of all right, title, and interest in Work Product. The Bank will have the right to use all Work Product, whether original or derivative, in any manner whatsoever and in any medium now known or later developed.

Executive agrees not, at any time, to assert any claim, ownership, or other interest in any Work Product or Confidential Information.

iii.    Both during and after Executive’s employment, Executive agrees to execute any documents necessary to effectuate the assignment to the Bank of Work Product, and will execute all papers and perform any other lawful acts reasonably requested by the Bank for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for Work Product. Executive further agrees that Executive will not be entitled to any compensation in addition to the salary paid to Executive during the development of Work Product, but Executive will be reimbursed for actual expenses incurred in rendering the services described in this Section. In the event the Bank is unable for any reason to secure Executive’s signature to any document the Bank requests that Executive execute under this Section, Executive hereby irrevocably designate and appoint the Bank and its authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive to execute such document with the same legal force and effect as if executed by Executive

g.    Removal and Return of the Bank Property. Executive agrees that all written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Bank and relating to the Bank’s business are the Bank’s property. Executive further agrees that all memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Bank’s property. Executive agrees not to remove any Bank property, including, but not limited to, any Confidential Information or Work Product, from the Bank’s premises, without the prior written approval of the Board. Unless specifically authorized by the Bank in writing, Executive may not place the Bank Confidential Information or Work Product on Removable Media, as defined below. On the Bank’s request, Executive’s acceptance of other employment, or the termination of Executive’s employment for any reason, Executive will immediately return to the Bank all Bank property, including all Confidential Information and Work Product and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of the Bank in Executive’s possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. Executive will permit the Bank to inspect any property provided by the Bank to Executive or developed by Executive as a result of or in connection with Executive’s employment with the Bank when Executive accept other employment or otherwise separate from Executive’s employment, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media. For avoidance of doubt and notwithstanding the preceding, Executive’s address book (in whatever form maintained) and documents and materials in Executive’s possession directly pertaining to her employment agreement(s) with the Bank are Executive’s property.

h.    Cooperation. Executive agrees to cooperate with the Bank, during the Term and thereafter (including following termination of Executive’s employment for any reason), by making Executive reasonably available to testify on behalf of the Bank in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Bank in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or the CEO or their representatives or counsel, or representatives or counsel to the Bank as reasonably requested. The Bank agrees to reimburse Executive for all reasonable and necessary expenses incurred in connection with Executive’s provision of testimony or assistance.

i.    Provisional and Equitable Remedies. If Executive should breach any of Executive’s obligations under this Section 4, Executive acknowledges that the Bank may be irreparably damaged and that it would be extremely difficult and impractical to measure such damage. Accordingly, Executive acknowledges that the Bank, in addition to any other available rights or remedies, shall be entitled to specific performance, injunctive relief and any other equitable remedy, without the obligation to post any bond or other security. Executive hereby waives the defense that a remedy at law or damages is adequate.

j.    Survival of Covenants. The provisions of Sections 4 shall survive termination of Executive’s employment irrespective of the reason therefor.

5.    Termination.

a.    Death. Executive’s employment hereunder shall terminate immediately upon the Executive’s death.

b.    Total Disability. Executive’s employment hereunder will terminate upon Executive’s becoming “Totally Disabled.” For purposes of this Agreement, Executive shall be considered “Totally Disabled” if a doctor (selected by the mutual consent of Executive and the Bank) certifies that Executive has for one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered the Executive unable to perform the essential functions of the Executive’s job duties with reasonable accommodation. If requested by the Bank, Executive will cooperate in submitting to a medical or psychological examination for the purpose of determining whether Executive is “Totally Disabled.” Executive shall be entitled to have the Executive’s personal doctor in attendance at any such examination. Executive’s receipt of disability benefits under the Bank’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement.

c.    Termination for Cause. The Bank may terminate Executive’s employment hereunder for “Cause” at any time after providing a notice of termination for Cause to Executive. For purposes of this Agreement, Executive shall be treated as having been terminated for “Cause” if and only if Executive is terminated as a result of the occurrence of one or more of the following events:

i.    any act by Executive of fraud, dishonesty, gross negligence, disloyalty, or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Bank;

ii.    Executive being convicted of, confessing to, pleading nolo contendere to, or becoming the subject of proceedings that provide a reasonable basis for the Bank to believe that Executive has engaged in a felony or any crime involving dishonesty or moral turpitude;

iii.    Executive’s material violation of any written policies or procedures of the Bank, including but not limited to the Bank’s Code of Conduct, Conflict of Interest, Anti-Money Laundering/Bank Secrecy Act, and Discrimination, Harassment and Retaliation Prevention policies;

iv.    Executive’s engaging in conduct that has resulted in Executive being barred from employment by the Bank by operation of any law or regulation or by any final order of any court or regulatory authority or any agreement with any regulatory authority, including, without limitation, any removal or barring of employment of Executive pursuant to 12 USC §§ 4615, 4616, 4617 or 4636, or any of their successor sections or provisions;

v.    Executive’s ongoing and repeated failure or refusal to perform, or neglect of, Executive’s duties to the Bank in a material respect (other than as a result of disability), which failure, refusal or neglect continues for thirty (30) calendar days following Executive’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect;

vi.    Executive’s material breach of any representation made to the Bank in Section 3 of this Agreement; or

vii.    Executive’s violation of any restrictive covenant provided for under this Agreement or, if such violation implicates the Bank, any other agreement to which Executive is a party.

d.    Termination without Cause. The Bank may terminate Executive’s employment hereunder without Cause at any time upon written notice to Executive.

e.    Voluntary Resignation. Executive may voluntarily resign hereunder with or without “Good Reason” at any time upon written notice to the Bank. For purposes of this Agreement, Executive shall be treated as having resigned for “Good Reason” if and only if Executive resigns as a result of the occurrence of one or more of the following events:

i.    a material diminution in Executive’s authority, duties, or responsibilities;

ii.    a material reduction by the Bank of the Executive’s Base Salary, unless such reduction (a) is associated with a “general reduction” in compensation among the Bank’s executive management team, and (b) is in response to adverse or declining economic conditions, and (c) does not exceed 5% of the Executive’s Base Salary amount in effect at the time of the reduction; and

iii.    except in the case of a natural disaster or national state of emergency that materially disrupts the business operations of the Bank, the relocation of Executive’s principal place of employment by the Bank to a location more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing, Executive shall not be treated as having resigned for Good Reason unless all of the following occurs: (a) Executive notifies the Bank in writing of the event constituting Good Reason within ninety (90) calendar days after Executive knows, or with the exercise or reasonable diligence would have known, of the occurrence of such event; (b) the Bank fails within thirty (30) calendar days after receipt of such notice to cure such event and return Executive to the position Executive would have been in had the event not occurred; and (c) Executive resigns after the end of such cure period, but in no event more than thirty (30) calendar days after the expiration of the cure period; provided, however, that in no event shall Executive’s failure to notify the Bank of the occurrence of any event constituting Good Reason, or to resign as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Executive’s right to resign for Good Reason as a result thereof.

6.    Obligations of the Bank Following Termination of Employment.

In the event that Executive’s employment hereunder is terminated by Non-Renewal or in a manner as set forth in Section 5 above, Executive shall be entitled to the compensation and benefits provided under this Section 6.

a.    Non-Renewal. In the event Executive’s employment is terminated due to the expiration of the Term or any Non-Renewal of this Agreement, as set forth in Section 1, Executive shall be entitled to:

i.    twelve (12) months of the Base Salary amount in effect at the time of the termination of employment, without giving effect to any reductions thereto that constitute Good Reason, to be paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the termination of employment;

ii.    the "EIP Annual Award" (both the short- and long-term incentive components) as set forth in the EIP will be treated as vested, on a pro rata basis for the Performance Period of the year when the termination of employment occurs, such EIP Annual Award determined based on the Bank’s actual achievement level and a final individual goal achievement at a Meets achievement level for that Performance Period, and any "Deferred Awards" (as defined in the EIP) will be treated as fully vested, all of which is to be paid out as and when due in accordance with the EIP (such EIP Annual Award and the Deferred Awards, the "Vested EIP Awards"); and

iii.    accrued but unpaid Base Salary and all “Accrued Benefits”, defined as all other amounts and benefits earned by and owing to Executive under any applicable benefit plans through the end of the Term, including but not limited to unused accrued vacation pay.

If the Executive is otherwise entitled to any EIP Awards by operation of the EIP, then: (i) Executive shall receive the greater of such EIP Awards or the Vested EIP Awards as calculated in this Section, but in no event shall Executive receive both in order to avoid a duplication of payments and (ii) Executive's receipt of twelve (12) months of Base Salary shall be unaffected by Executive's receipt of any EIP Awards by operation of the EIP. Any award of payment under the EIP shall be determined by the Board in the year after the termination of employment occurs.

To the extent permitted by the applicable insurance plan terms, the Executive shall be entitled to continued health and life insurance coverage for the month in which the termination of employment occurs and may request a continuation of coverage through conversion to an individual policy (i.e., life and dependent life insurance) or by enrolling in the Bank’s healthcare continuation program. Voluntary accident insurance coverage terminates at the end of the month in which the termination of employment occurs. All other benefits that Executive received from the Bank during Executive’s employment will cease according to the terms, conditions, and policies governing such benefit plans.

b.    Death. In the event that Executive’s employment is terminated by reason of Executive’s death, the Bank shall pay Executive’s estate: (i) an amount equal to the then remaining Base Salary through the end of the Term paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the termination of employment; and (ii) all Accrued Benefits. If Executive’s employment hereunder is terminated by death after the end of the Term, the Bank shall be required to pay only the Accrued Benefits. For avoidance of doubt, payment with respect to the EIP shall be determined under the EIP.

c.    Total Disability. In the event that Executive’s employment is terminated by reason of Executive’s Total Disability, the Bank shall pay Executive: (i) an amount equal to the then remaining Base Salary through the end of the Term paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the termination of employment; and (ii) all Accrued Benefits. If Executive’s employment hereunder is terminated by Total Disability after the end of the Term, the Bank shall be required to pay only the Accrued Benefits. For avoidance of doubt, payment with respect to the EIP shall be determined under the EIP.

d.    Termination for Cause / Voluntary Resignation Without Good Reason. In the event that Executive’s employment is terminated by the Bank for Cause or Executive voluntarily resigns Executive’s employment without Good Reason, the Bank shall pay Executive all accrued but unpaid Base Salary and all Accrued Benefits up to the date of termination.

e.    Termination without Cause / Voluntary Resignation For Good Reason. In the event that Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason, the Bank shall pay the following amounts to Executive:

i.    twelve (12) months of the Base Salary amount in effect at the time of the termination of employment, without giving effect to any reductions thereto that constitute Good Reason, to be paid in a lump sum as soon as administratively practicable but in any event no later than sixty (60) calendar days following the termination of employment;

ii.    the Vested EIP Awards; and

iii.    accrued but unpaid Base Salary and all Accrued Benefits.

If the Executive is otherwise entitled to any EIP Awards by operation of the EIP, then: (i) Executive shall receive the greater of such EIP Awards or the Vested EIP Awards as calculated in this Section, but in no event shall Executive receive both in order to avoid a duplication of payments and (ii) Executive's receipt of twelve (12) months of Base Salary shall be unaffected by Executive's receipt of any EIP Awards by operation of the EIP. Any award of payment under the EIP shall be determined by the Board in the year after the termination of employment occurs.

To the extent permitted by the applicable insurance plan terms, the Executive shall be entitled to continued health and life insurance coverage for the month in which the termination of employment occurs and may request a continuation of coverage through conversion to an individual policy (i.e., life and dependent life insurance) or by enrolling in the Bank’s healthcare continuation program. Voluntary accident insurance coverage terminates at the end of the month in which the termination of employment occurs. All other benefits that Executive received from the Bank during Executive’s employment will cease according to the terms, conditions, and policies governing such benefit plans.

7.    Change in Control.

For purposes of this Agreement, “Change in Control” means (i) the merger, reorganization or consolidation of the Bank with or into another Federal Home Loan Bank or other entity, (ii) the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity, (iii) the purchase by the Bank or transfer to the Bank of all or substantially all of the business or assets of another Federal Home Loan Bank, (iv) as a result of one or a series of related transactions, the number of directors of the Bank elected by members of the Bank located in California, Arizona and Nevada cease to constitute majority of the directors of the Bank that are elected by members of the Bank (excluding, for purposes of this clause (iv), non-member independent directors), or (v) the liquidation of the Bank. Provided that the term “reorganization” contained in subparagraph (i) of this definition shall not include any reorganization that is mandated by federal statute, rule, regulation, or directive, including 12 U.S.C. § 1421, et seq., as amended, and 12 U.S.C. § 4501 et seq., as amended, and which the Director of the Finance Agency has determined should not be a basis for making payment under this Agreement, by reason of the capital condition of the Bank or because of unsafe or unsound acts, practices, or condition ascertained in the course of the Agency’s supervision of the Bank or because any of the conditions identified in 12 U.S.C. § 4617(a)(3) are met with respect to the Bank (which conditions do not result solely from the mandated reorganization itself, or from action that the Agency has required the Bank to take under 12 U.S.C. § 1431(d)).

a.    Termination without Cause / For Good Reason. In the event Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason during the period commencing on the ninetieth (90th) calendar day prior to the earlier of (a) announcement of, (b) entry into definitive agreement for or (c) consummation of a Change in Control and ending on the first anniversary of consummation of the Change in Control, and such termination constitutes a “separation from service” with the Bank (as such term is defined in the regulations issued under Section 409A of the Code), Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under this Agreement and any severance plan or program of the Bank, the following:

i.    all Accrued Benefits

ii.    severance compensation in an amount equal to the sum of:

1.    an amount equal to two (2) times Executive’s Base Salary in effect at the time of the termination of employment, without giving effect to any reductions thereto which constitute Good Reason, paid in a lump sum no later than the earlier of sixty (60) calendar days following termination of employment or the consummation of the Change in Control;

2.    an amount equal to two (2) times the Annual Incentive Amount, defined below, paid in a lump sum no later than the earlier of sixty (60) calendar days following termination of employment or the consummation of the Change in Control. For purposes of this Agreement, “Annual Incentive Amount” is defined as an amount equal to the average of the aggregate EIP Annual Awards (including the short- and long-term components), in respect of the three (3) consecutive calendar years ending on the December 31 last preceding the date of the termination of employment, or such lesser number of consecutive calendar years as Executive has participated in the EIP. For purposes of determining Executive's Annual Incentive Amount, (i) if Executive received no EIP Annual Award for a calendar year due to a failure to meet applicable performance objectives, such calendar year will nevertheless be taken into account (using Zero (0) as the applicable amount) in calculating Executive’s Annual Incentive Amount, and (ii) if Executive was employed during a portion of a calendar year only and received a prorated EIP Annual Award taking into account the Executive’s employment for only a portion of the year, the amount so received shall be annualized for purposes of calculating Executive’s Annual Incentive Amount. If any portion of the EIP Annual Awards earned by Executive consisted of securities or other property, the value of that portion of the incentive for purposes of this Agreement shall be the fair market value thereof determined in good faith by the Board; and

3.    the cost of executive-level outplacement services at the Bank’s expense, not to exceed $25,000, provided by a firm selected by Executive from a list compiled by the Bank.

b.    EIP Awards. In accordance with the change in control provision in Section 3.6 of the EIP, if Executive’s employment terminates before a Change in Control occurs, Executive will be entitled to receive EIP Awards on a pro rata basis for the Performance Period of the year in which the Change in Control occurs, such EIP Awards to be calculated based on achievement of applicable performance goals and qualifiers at the 100% target level for that Performance Period. Executive’s Deferred Awards under the EIP will be treated as fully vested. All such EIP Awards and Deferred Awards shall be paid out as and when due in accordance with the EIP.

c.    Remedies. In the event Executive’s employment is terminated pursuant to this Section 7, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 7, and except as otherwise expressly required by law or as specifically provided herein, all of the Executive’s other rights to salary, severance, benefits, bonuses and other amounts (if any) accruing on account of the termination of Executive's employment shall cease upon such termination of employment. If Executive continues in employment after a Change in Control and receives additional EIP Awards after the Change in Control, Executive will be entitled to receive such EIP Awards on a pro rata basis for the Performance Period of the year when the termination of employment occurs, such EIP Awards calculated based on achievement of the applicable Bank and individual performance goals and qualifiers at the Target (100%) achievement level for that Performance Period. Executive’s Deferred Awards under the EIP will be treated as fully vested. All such EIP Awards and Deferred Awards shall be paid out as and when due in accordance with the EIP.

8.    Parachute Payments.

a.    Notwithstanding any other provision of this Agreement, to the extent Executive would be subject to the excise tax under Section 4999 of the Code on the payment made under Sections 6 or 7 hereof and any other payments or benefits Executive would receive from the Bank and its affiliates required to be included in the calculation of parachute payments for purposes of Sections 280G and 4999 of the Code, the amount payable under this Agreement shall be automatically reduced to an amount one dollar ($1.00) less than the lowest amount which, when combined with such other amounts and benefits required to be so included, would subject Executive to the excise tax under Section 4999 of the Code; provided, however, that payments made under this Agreement shall be so reduced only if the reduced amount received by Executive would be greater than the unreduced amount to be received by Executive less the excise tax payable under Section 4999 of the Code on such amount and the other amounts and benefits received by Executive and required to be included in the calculation of a parachute payment for purposes of Sections 280G and 4999 of the Code. In addition, Executive acknowledges and agrees that Executive is not entitled to any reimbursement by the Bank for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Code.

b.    Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 4518(e) and any regulations promulgated thereunder, including 12 C.F.R. Part 1231.

9.    No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Sections 6 or 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Sections 6 or 7 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Bank may be offset by the Bank against amounts payable to Executive under this Sections 6 or 7.

10.    Release. As a condition to the Executive’s receipt of any post-termination benefits described in Sections 6 or 7, Executive shall execute a Release (the "Release") in a form reasonably acceptable to the Bank within fifty (50) calendar days following the termination of employment or Non-Renewal and shall not subsequently revoke such Release within the time as may be specified therein as required by law. Such Release shall be provided to Executive within five (5) calendar days following termination of employment and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive's employment by the Bank and the Executive’s termination of employment, and shall exclude any obligations the Bank may have to Executive under this Agreement or any other agreement providing for obligations that survive Executive's termination of employment, which for avoidance of doubt shall include rights to indemnification and directors and officers liability insurance coverage, unless Executive is not entitled to such coverage under the applicable policy.

11.    Section 409A Compliance.

a.    Notwithstanding anything herein to the contrary, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. The Bank shall not be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

b.    Termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

c.    All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, (A) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (C) Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

d.    For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

e.    s (e.g., “payment shall be made within thirty (30) calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank in order to comply with Section 409A.

f.    Notwithstanding any other provision under this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Executive’s “separation from service” (within the meaning of Section 409A) in good faith by the Bank’s Board, then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Executive’s separation from service.

g.    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Section 409A.

h.    Executive hereby acknowledges that the Executive has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and corresponding provisions of applicable state tax law. Executive hereby acknowledges and agrees that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws.

12.    Outside Employment.

a.    In addition to being prohibited from being employed or serving as an officer or investor for any entity that creates or potentially creates a conflict of interest, except as required to fulfill the requirements of Executive’s position, Executive shall not participate as an active owner in any entity, or serve in any other capacity for another entity or business if such participation will in any way impinge or potentially adversely affect Executive’s ability to provide the quality and quantity of services envisioned by this Agreement.

b.    Executive represents and warrants that (i) Executive is not, as of the Effective Date, unless otherwise disclosed, a member of any board of directors, board of trustees or similar governing body of any for-profit entity; and (ii) Executive is not a party to any agreement, written or oral, with any entity under which Executive would receive remuneration for such services. Executive covenants and agrees not to become a member of any for profit board or body or become a party to any agreement providing for financial remuneration as described in this Section, in each case without the prior review and written approval at the sole discretion of the Board and subject to ongoing Finance Agency regulation and conflict of interest considerations, perceived or actual, including those identified by the Finance Agency. The Executive may engage in civic, charitable and religious activities and serve on the board or other governing of such organizations, provided such service does not interfere with Executive’s duties to the Bank.

13.    Regulatory Approval. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement or otherwise are subject to prior review and non-objection by the Finance Agency and are subject to and conditioned upon compliance with 12 U.S.C. Section 4518, and any applicable laws and regulations, including 12 C.F.R. Part 1230.

14.    Choice of Law. This Agreement shall be governed by and construed under the laws of the United States and, to the extent state law maybe applicable, by the laws of the State of California applicable to contracts made and to be performed wholly within California without regard to the conflicts of laws principles thereof.

15.    Entire Agreement. As of the Effective Date, this Agreement constitutes Executive’s entire offer of employment and the final, complete and exclusive agreement between Executive and the Bank with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Bank, including, but not limited to, all offer letters and term sheets previously provided to Executive. Nobody at the Bank has been authorized to enter into any other agreement with Executive or make any promises or representations to Executive that are not a part of this Agreement. In the event that the Effective Date does not occur, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

16.    Mutual Arbitration and Waiver of Jury Trial, Attorneys’ Fees. Executive and the Bank mutually agree and consent to the resolution by final and binding arbitration of any disputes arising from or related to this Agreement, Executive’s employment with the Bank, or any Non-Renewal or Termination, under Section 5, of this Agreement that the Bank may have against the Executive or the Executive may have against the Bank, its affiliates, parents, subsidiaries, officers, directors, employees, agents, successors, and assigns. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section. Also not covered are claims by Executive or the Bank for provisional remedies, including temporary restraining orders or preliminary injunctions (“Temporary Equitable Relief”) in situations in which such Temporary Equitable Relief would be otherwise authorized by Federal law or state law, where applicable, including California Code of Civil Procedure Section 1281.8 or other applicable state or federal laws. The Federal Arbitration Act shall govern this Agreement and this Section. Except as provided herein, all disputes shall be arbitrated by JAMS on an individual basis only, located in the County of San Francisco, before a single arbitrator with that organization with expertise and arbitration experience in executive employment agreements and executive compensation and benefit plans. Discovery shall be adequate and limited by the arbitrator consistent with JAMS Employment Arbitration Rules and Procedures Rules effective at that time, available at http://www.jamsadr.com/rules-employment-arbitration/ and attached hereto as Exhibit D. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. Executive and the Bank each recognize and agree that by entering into this agreement, they each are waiving any and all rights to a trial by jury. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with applicable law. The parties agree the Bank shall bear arbitration fees and arbitrator compensation and expenses pursuant to JAMS rules and consistent with applicable law. Nothing in this Section prevents the Executive from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, and nothing in this Agreement requires arbitration of any claim that under the law (after application of Federal Arbitration Act preemption principles) cannot be made subject to a pre-dispute agreement to arbitrate claims. This Section shall survive termination of Executive’s employment irrespective of the reasons therefor.

17.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Bank or the Board:
Federal Home Loan Bank of San Francisco
333 Bush Street, Suite 2700
San Francisco, CA 94104
Attention: Legal Department

If to Executive:
At the residence address on file with the Bank.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

18.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this

Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

19.    No Waiver. Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or the Bank may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

20.    Assignment; Assumption by Successor. The rights of the Bank under this Agreement may, without the consent of Executive, be assigned by the Bank, in its sole and unfettered discretion, to any person, corporation or other business entity, which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

21.    Consultation With Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Bank has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date last written below.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO By: /s/ F. Daniel Siciliano F. Daniel Siciliano Chair, Board of Directors Date: May 7, 2024	EXECUTIVE By: /s/Alanna McCargo Alanna McCargo Date: May 7, 2024